 GLOBALSTAR ANNOUNCES FIRST QUARTER 2021 RESULTS

Covington, LA, May 6, 2021 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended March 31, 2021.

Dave Kagan, Chief Executive Officer of Globalstar, commented, “We are pleased to see recent signs of recovery in our Commercial IoT sales channel with both service and equipment revenue higher than pre-pandemic levels in the first quarter of 2020. We expected to return to pre-COVID sales levels by the second half of this year and that expectation proved to be conservative. Our sales pipeline remains robust and diverse and we're excited to see this recent momentum. Over the last several months we have made numerous strategic decisions to align our overall business model with our expectations for growth in the Commercial IoT space, from organizational changes to network infrastructure upgrades and product development efforts, and we believe these refinements have positioned us for success.

"Our Commercial IoT pipeline has grown meaningfully over the last several weeks, including a large opportunity, potentially north of 100,000 units, that we are actively pursuing for remote monitoring in the alternative energy segment. If we secure it, this deployment would drive significant efficiencies in the customer's operations and could serve as a catalyst for similar use cases in the future. Additionally, last month, we shipped the first 10,000 Commercial IoT units for the animal tracking deployment with our Australian partner, Ceres Tag. We believe animal tracking is a significant opportunity for Globalstar given not only its market size and the industry's need to improve food supply chain integrity, but also because our network is uniquely designed to fulfill this need at a device size and price point unmatched in the satellite industry.

"We are also making significant progress with our initiative to upgrade certain gateway equipment known as appliques. The impetus for this initiative is to support large opportunities like animal tracking to ensure that our network performance continues to excel as capacity needs grow. Our partner has delivered test results that have exceeded our specifications in terms of system efficiency and latency, with one applique delivering an overall capacity increase of 8X and another applique proving capable of sending equivalent data while utilizing 75% less capacity than our current system. Round-trip end-to-end latency using the new system will also dramatically decrease to about 4 seconds, which will help the system meet expanding needs for latency sensitive applications. The system's ability to allow different power levels gives us flexibility to provide IoT service in customized scenarios, including in markets with high numbers of densely clustered devices. We look forward to providing updates over the coming months as this project advances.

"Entering the pandemic, we had reported year-over-year service revenue growth from Commercial IoT subscribers of 26%. Subscribers and ARPU were both increasing at a significant pace. This momentum was in line with our strategic initiatives, which were anchored in the belief that the untapped potential of our satellite network should be focused towards Commercial IoT opportunities. Our pursuit of these opportunities has not wavered, but we are at an inflection point and we have worked to expand the list of targeted industries to develop a more diversified revenue base. While the quarter-over-quarter and sequential improvement in Commercial IoT is not material, it is a meaningful step in the right direction given the COVID headwinds in 2020."

Kagan continued, "We also continue to explore revenue-generating opportunities outside of our traditional satellite device and service offerings in order to monetize our assets in various ways. For instance, we have recently executed teleport leases that allow our partners to host their equipment at our existing ground stations around the world. These arrangements leverage the real estate, equipment and regulatory advantages of our owned gateway sites. There is no question that the ground infrastructure needs of the satellite industry is accelerating and many new constellations need access to ground based infrastructure which we can provide and allow accelerated time to market. We are exploring many more opportunities in this space and expect to grow this area as an incremental source of revenue and cash flow.

"Finally, since our last earnings release, we announced the completion of the second lien warrant exercises. The proceeds from this exercise satisfied loan agreement requirements to raise $45 million of equity prior to the end of the first quarter 2021. Down from the initial first lien principal balance of almost $600 million, we now only have a net principal balance of $84 million remaining, most of which is not due until the final maturity date in December 2022."

Jay Monroe, Executive Chairman of Globalstar, commented, “We have long talked about how Globalstar presented many opportunities for value creation and we are adding a new leg to the stool by turning our ground station assets into revenue opportunities. This is exciting because it requires little incremental investment or operating expense from us and poses little competitive threat as well. We feel like we are taking a page out of the playbook of other successful technology or infrastructure companies that have effectively monetized their physical and other resources. I applaud the team on this effort and look forward to what comes from it.

"The Commercial IoT effort is also progressing and showing increasing traction with large customers. I am confident the team is creating the right products for where that market is going. We believe we will be able to offer customers remote connectivity at a value which is hard for others to match.

"Lastly, the terrestrial spectrum effort is progressing well and, as discussed last quarter, we are entering the period during which we can move to fulsome monetization. During the quarter we had multiple transformative announcements including Qualcomm’s inclusion of band 53 in their upcoming modem and Nokia’s announcement of the deployment at the Port of Seattle, proving the ability for Band 53 to compete well where other licensed, semi-licensed and unlicensed alternatives are present. We are currently reviewing several private networking opportunities of varying sizes and in many of the geographies where we have received terrestrial authority."

Monroe concluded, "A few quarters ago we laid out the process to get to commercialization of our spectrum. We will soon be at the point where the only impediment to terrestrial deployments will be commercial negotiations. The work to date has been a herculean effort accomplished by a focused team. Our approach has been to leverage the support of our growing ecosystem to encourage adoption of Band 53 for diverse opportunities which we continue to believe offers the greatest chance of success. We will continue with this go to market plan but will also likely need to expand our spectrum team around the world to fully prosecute this effort."

FINANCIAL REVIEW

Revenue

Total Revenue

Total revenue for the first quarter of 2021 decreased 16% from the first quarter of 2020; however, this decline was due primarily to the timing of engineering service revenue. Lower service revenue was offset partially by an increase in revenue generated from subscriber equipment sales.

Service Revenue

Service revenue decreased over the prior year's quarter resulting primarily from engineering service revenue recognized during the first quarter of 2020 related to a network feasibility study, which totaled $4.0 million. This contract continues with variable impact on the financial statements based on the timing and amount of contract milestones; services completed during the first quarter of 2021 generated revenue of $0.5 million.

Subscriber-driven revenue streams decreased $2.0 million due primarily to fewer Duplex and SPOT subscribers following a period of elevated churn during peak pandemic months in 2020.

While the continued decline in Duplex subscribers is expected as we focus our resources on other revenue streams, we continue to see consumer demand for our handsets, which drives consistent activations and recurring service revenue; however, these activations are limited by the amount of devices in the channel.

SPOT churn has recovered to normal levels based on the number of deactivations during the first three months of 2021. Additionally, despite the decline in SPOT service revenue in the first quarter of 2021, gross activations were up 14% from the first quarter of 2020 and up 15% over the last twelve months. We continue to experience an increase in gross activations, which were propelled by the retail store re-openings in mid-2020 and the enhancements in our online product distribution strategy following the start of the pandemic. Also contributing to the increase in subscriber activations is our competitively-priced service plans. These prices are lower than our current blended ARPU; therefore, ARPU will decrease over time, particularly in periods with a high volume of activations. However, we expect that the increase in volume of new subscribers will more than offset the revenue impact from lower ARPU.

Finally, we are pleased to see that service revenue generated from Commercial IoT increased in the first quarter of 2021, which was driven by higher ARPU compared to the prior year's quarter. Notably, Commercial IoT subscribers increased on a sequential basis from December 31, 2020.

Subscriber Equipment Sales

Subscriber equipment sales increased $0.6 million in the first quarter of 2021 compared to the first quarter of 2020. The majority of the revenue increase was driven by a higher volume of SPOT X® and Trace device sales. Commercial IoT equipment sales also increased during the first quarter of 2021 resulting from a higher volume of SmartOne asset tracking devices and our most recently launched Commercial IoT product, the ST100 satellite transmitter. Although not a significant amount of revenue, the increase in volume of Commercial IoT devices this quarter indicates a meaningful step in the recovery from COVID-19 and the oil and gas downturn experienced in 2020.

Loss from Operations

Loss from operations was $19.3 million during the first quarter of 2021 compared to $14.1 million during the first quarter of 2020. The increase in operating loss was due primarily to lower revenue of $5.3 million (previously discussed), offset partially by lower operating expenses of $0.1 million. The decrease in operating expenses resulted primarily from a reduction in marketing, general and administrative (MG&A) expenses, offset partially by minor increases in cost of subscriber equipment sales, cost of services, and depreciation expense. A fluctuation in bad debt expense favorably impacted MG&A expenses between the respective quarters. During the first quarter of 2020, we recorded reserves related to certain customer receivable balances that we did not expect to collect due to the impact of COVID-19. During the first quarter of 2021, we recovered $0.3 million related to a previously reserved customer after a final bankruptcy ruling.

Net Loss

Net loss decreased $1.9 million from the first quarter of 2020 to the first quarter of 2021. This change was due primarily to lower interest expense and foreign currency losses. The decrease in interest expense was driven by lower interest costs resulting from the conversion of the Thermo loan in February 2020 and lower interest accrued on the First Lien Facility Agreement due to principal payments made in the last twelve months as well as favorable interest rates.

Adjusted EBITDA

Adjusted EBITDA decreased to $6.0 million during the first quarter of 2021 due primarily to a decrease in total revenue, offset partially by a decrease in operating expenses, for the reasons previously discussed.

Liquidity

As of March 31, 2021, we held cash and cash equivalents of $8.4 million and restricted cash of $98.4 million, of which $47.3 million and $51.1 million was recorded as current and non-current restricted cash, respectively, on our balance sheet as required under our First Lien Facility Agreement. As previously announced, during the first quarter of 2021, we received proceeds totaling $43.7 million from the exercise of the remaining outstanding warrants issued to the lenders of our Second Lien Facility Agreement. This equity issuance, which generated $47.3 million in total proceeds, satisfied our requirement in our loan agreements to raise a minimum of $45.0 million of equity by March 30, 2021. As of March 31, 2021, these proceeds were held in our equity proceeds account and, in April 2021, were used to pay principal due under the First Lien Facility Agreement. The non-current restricted cash of $51.1 million is held in our debt service reserve account and will be used towards to the final principal and interest payment due upon maturity of our First Lien Facility Agreement next year. Net of restricted cash, our remaining principal payments due under this agreement are $5.8 million in December 2021 and $78.4 million in 2022.

Our sources of cash also include operating cash flows generated from the business. We expect our uses of cash over the next twelve months to include operating costs, capital expenditures related primarily to network upgrades, and interest payments.

About Globalstar, Inc.
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar solutions connect people to their devices and allow businesses to streamline operations providing safety and communication and enabling mobile assets to be monitored remotely via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes industry-acclaimed SmartOne asset tracking products, Commercial IoT satellite transmitters and the SPOT® product line for personal safety, messaging and emergency response, all supported on SPOT My Globalstar, a robust cloud-based enhanced mapping solution. Learn more at Globalstar.com.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Denise Davila
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenue:
Service revenue	$23,086	$28,935
Subscriber equipment sales	3,843	3,259
Total revenue	26,929	32,194
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,077	8,728
Cost of subscriber equipment sales	2,899	2,643
Marketing, general and administrative	10,097	11,091
Depreciation, amortization, and accretion	24,116	23,817
Total operating expenses	46,189	46,279
Loss from operations	(19,260)	(14,085)
Other (expense) income:
Interest income and expense, net of amounts capitalized	(11,574)	(14,010)
Derivative loss	(1,129)	(821)
Foreign currency loss	(4,315)	(8,953)
Other	22	(333)
Total other (expense) income	(16,996)	(24,117)
Loss before income taxes	(36,256)	(38,202)
Income tax expense	77	21
Net loss	$(36,333)	$(38,223)

Net loss per common share:
Basic	$(0.02)	$(0.02)
Diluted	(0.02)	(0.02)
Weighted-average shares outstanding:
Basic	1,679,754	1,557,960
Diluted	1,679,754	1,557,960

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net loss	$(36,333)	$(38,223)

Interest income and expense, net	11,574	14,010
Derivative loss	1,129	821
Income tax expense	77	21
Depreciation, amortization, and accretion	24,116	23,817
EBITDA	563	446

Non-cash compensation	1,137	1,313
Foreign exchange and other	4,294	9,285
Adjusted EBITDA (1)	$5,994	$11,044

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	March 31,
	2021		2020
	Service	Equipment	Service	Equipment
Revenue
Duplex	$6,655	$293	$7,663	$404
SPOT	10,984	1,915	12,123	1,407
Commercial IoT	4,481	1,521	4,310	1,413
Engineering and other	966	114	4,839	35
Total revenue	$23,086	$3,843	$28,935	$3,259

Average subscribers
Duplex	45,687		52,054
SPOT	261,171		271,276
Commercial IoT	409,089		418,424
Other	27,487		27,139
Total average subscribers	743,434		768,893

ARPU (1)
Duplex	$48.56		$49.07
SPOT	14.02		14.90
Commercial IoT	3.65		3.43

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.